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                                                                    EXHIBIT 14.1


               CODE OF ETHICS FOR THE PRINCIPAL EXECUTIVE OFFICER,
                   PRINCIPAL FINANCIAL OFFICER AND CONTROLLER
                       OF TRANSCANADA NORTHERN BORDER INC.

Northern Border Pipeline Company (Northern Border or the "company") and its partners expect honest and ethical conduct in all aspects of its business and to that end requires that all employees designated to perform work for TransCanada Northern Border Inc., its operator comply with, TransCanada Corporation, the parent to the operator, Code of Business Ethics for Employees. In addition, with respect to the operator's principal and senior financial officers, the operator requires such officers to acknowledge this heightened expectation.

I, __________________________, certify that as the [Principal Executive Officer, Principal Financial Officer and Controller] of TransCanada Northern Border Inc. (the "Operator") I adhere to and advocate the establishment of standards reasonably necessary to deter wrongdoing and to promote:

1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2. Full, fair, accurate, timely and understandable disclosure in reports and documents that the Operator files on behalf of Northern Border with, or submits to, securities regulators and in other public communications to be made by Northern Border;

3. Compliance with laws, rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies; and

4. Compliance with the prompt reporting to the Chair of the company's audit committee all violations of this code.

I, ___________________, acknowledge my accountability for adherence to this code. I also acknowledge that my compliance with this code is a condition of my employment and that if I fail to comply with this code or applicable laws, rules or regulations, I may be subject to disciplinary measures, up to and including discharge from my office with TransCanada Northern Border Inc. and my employment with TransCanada USA Services, Inc. or any of its affiliates. Further, I understand that I am strictly prohibited from retaliation against anyone who files an ethics concern or complaint against me, the Operator or the company. The Operator will disclose the adoption of this code and any change or waiver of this code in its disclosure documents and a form of this code shall be posted on Northern Border's website.


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Signature